                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant [ X ]      [  ] Confidential - For Use of the Commission
Filed by a Party other than the Registrant [ ]    Only (as permitted by Rule
                                                   14a-6(e)(2))
Check the appropriate box:

[ X ]  Preliminary Proxy Statement
[   ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            SUN MICROSYSTEMS, INC.
 ____________________________________________________________________________
               (Name of Registrant as Specified in its Charter)

                                  REGISTRANT
   ________________________________________________________________________
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]  No fee required.
[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (1)  Title of each class of securities to which transaction applies:

            ____________________________________________________________________

       (2)  Aggregate number of securities to which transaction applies:

            ____________________________________________________________________

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            ____________________________________________________________________

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            ____________________________________________________________________
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            ____________________________________________________________________

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[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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           ____________________________________________________________________

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      (4)  Date Filed:

           ____________________________________________________________________

                            SUN MICROSYSTEMS, INC.

                               ----------------

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

   We cordially invite you to attend our 2000 Annual Meeting of Stockholders of Sun Microsystems, Inc. The meeting will be held on Wednesday, November 8, 2000 at 10:00 a.m. (registration will begin at 9:00 a.m.) in the Auditorium at Sun's Santa Clara campus, located at 4030 George Sellon Circle, Santa Clara, California. For your convenience, we have included a map on the back page of this Proxy Statement. At the meeting we will:

  1. Elect the Board of Directors;

  2. Vote on an amendment to Sun's Restated Certificate of Incorporation to increase the number of shares of Common Stock, par value, $0.00067 per share, which Sun is authorized to issue, from 3,600,000,000 shares to 7,200,000,000 shares;

  3. Vote on an amendment to Sun's 1990 Long-Term Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 7,000,000 shares of Common Stock to an aggregate of 282,800,000 shares;

  4. Vote on an amendment to Sun's Bylaws to increase the range of the number of directors to serve on Sun's Board of Directors to no less than six
     (6) nor more than eleven (11), with the exact number to be set by the Board within such range from time to time; and

  5. Transact any other business as may properly come before the meeting.

   Stockholders who owned Sun stock at the close of business on Tuesday, September 12, 2000 may attend and vote at the meeting. If you cannot attend the meeting, you may vote by telephone or using the Internet as instructed on the enclosed Proxy Card or by mailing the Proxy Card in the enclosed postage-prepaid envelope. Any stockholder attending the meeting may vote in person, even though he or she has already returned a Proxy Card.

   We look forward to seeing you at the meeting.

                                          Sincerely,

                                          Michael H. Morris
                                          Senior Vice President, General
                                           Counsel and Secretary

Palo Alto, California
October 2, 2000

 Please vote by telephone or using the Internet as instructed on the enclosed Proxy Card or complete, sign and date the Proxy Card as promptly as possible and return it in the enclosed envelope.

                            SUN MICROSYSTEMS, INC.

                               ----------------

                                PROXY STATEMENT

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

   Our Board of Directors is soliciting proxies for the 2000 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. Please note that none of the share-related data in this Proxy Statement is adjusted to take into account the proposed Stock Split described in Proposal II below.

   Voting materials, which include the Proxy Statement, Proxy Card and 2000 Annual Report to Stockholders, will be mailed to stockholders on or about October 2, 2000. Our principal executive offices are located at 901 San Antonio Road, Palo Alto, California 94303. Our telephone number is (650) 960-1300.

   Sun will pay the costs of soliciting proxies from stockholders. We have hired Skinner & Co., Inc. to help us solicit proxies from brokers, bank nominees and other institutional owners. We expect to pay Skinner & Co., Inc. a fee of $7,500 for its services and will reimburse Skinner & Co., Inc. for certain out-of-pocket expenses estimated to be not more than $15,000. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. Directors, officers and regular employees may solicit proxies on behalf of Sun, without additional compensation, personally or by telephone. We are soliciting proxies electronically through the Internet from stockholders who are employees of Sun or who previously requested to receive proxy materials electronically through the Internet.

                             QUESTIONS AND ANSWERS

Q: Who may vote at the meeting?

A: The Board set September 12, 2000 as the record date for the meeting. All stockholders who owned Sun Common Stock on September 12, 2000 may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of Common Stock held on all matters to be voted on, other than the election of Directors. On September 12, 2000, approximately 1,609,171,019 shares of Sun Common Stock were outstanding.

Q: How many votes do you need to hold the meeting?

A: A majority of Sun's outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum.

   Shares are counted as present at the meeting if you:

  . are present and vote in person at the meeting; or . have properly submitted a proxy card or voted by telephone or using the
     Internet.

Q: What proposals will be voted on at the meeting?

A: There are four proposals scheduled to be voted on at the meeting:

  .  Election of the Board of Directors;
  .  Amendment to the Restated Certificate of Incorporation;
  .  Amendment to the 1990 Long-Term Equity Incentive Plan; and
  .  Amendment to the Bylaws.

Q: What is the voting requirement to approve each of the proposals?

A: For the election of Directors, the eight (8) individuals receiving the highest number of "FOR" votes will be elected. You may give each candidate one vote for each share of Common Stock you hold; you may cumulate your votes and give one candidate a number of votes equal to the number of Directors (eight) to be elected, multiplied by the number of shares you hold; or you may distribute your votes among as many candidates as you wish. However, you may not cast votes for more than eight (8) Directors. If you wish to cumulate your votes at the meeting, you must notify Sun that you intend to cumulate votes before the voting on the election of Directors takes place. You may only cumulate votes for candidates who have been nominated to the Board of Directors before the voting begins. To be passed, Proposals II and IV require the affirmative "FOR" vote of a majority of the shares of Sun Common Stock outstanding and entitled to vote on September 12, 2000. To be passed, Proposal III requires the affirmative "FOR" vote of a majority of the shares present at the meeting and entitled to vote.

Q: How are votes counted?

A: In the election of Directors, you may vote "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. You may vote "FOR," "AGAINST" or "ABSTAIN" on the other proposals. If you abstain from voting on the other proposals, it has the same effect as a vote against the proposal. If you just sign your Proxy Card with no further instructions, your shares will be counted as a vote "FOR" each Director and "FOR" the amendments to the Restated Certificate of Incorporation, the 1990 Long-Term Equity Incentive Plan and the Bylaws. If you do not vote and you hold your shares in a brokerage account in your broker's name (this is called "street name"), your shares will not be counted in the tally of the number of shares cast "FOR," "AGAINST" or "ABSTAIN" Proposal III if your broker does not have discretionary authority to vote, and therefore may have the effect of reducing the number of shares needed to approve any of those items. However, with respect to Proposal II, because your broker will not have discretionary authority to vote on this proposal if you do not instruct your broker how to vote, your failure to direct the vote will have the effect of a vote "AGAINST". These shares, however, may be counted for the purpose of establishing a quorum for the meeting. Voting results are tabulated and certified by our transfer agent, EquiServe Limited Partnership.

Q: How may I vote my shares in person at the meeting?

A: Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed Proxy Card or proof of identification for entrance to the meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to attend and vote at the meeting.

Q: How can I vote my shares without attending the meeting?

A: Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your stockbroker or nominee. In most cases, you will be able to do this by telephone, using the Internet or by mail. Please refer to the summary instructions included on your Proxy Card. For shares held in street name, the voting instruction card will be included by your stockbroker or nominee.

  BY TELEPHONE OR THE INTERNET--If you have telephone or Internet access, you may submit your proxy from anywhere in the world by following the "Vote by Telephone" or "Vote by Internet" instructions on the Proxy Card.

  BY MAIL--You may do this by signing your Proxy Card or, for shares held in street name, by following the voting instruction card included by your stockbroker or nominee and mailing it in the enclosed, postage prepaid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q: How can I change my vote after I return my proxy?

A: You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing a new Proxy Card with a later date, voting by telephone or using the Internet as instructed above (your latest telephone or Internet proxy is counted) or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Q: What is Sun's voting recommendation?

A: Our Board of Directors recommends that you vote your shares "FOR" each of the nominees to the Board and "FOR" the amendments to the Restated Certificate of Incorporation, the 1990 Long-Term Equity Incentive Plan and the Bylaws.

Q: Where can I find the voting results of the meeting?

A: The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2001.

                                  PROPOSAL I

                             ELECTION OF DIRECTORS

General

   We currently have eight (8) members on our Board of Directors. Proxy holders will vote for the eight (8) nominees listed below. If any nominee is unable or declines to serve as a Director, the current Board will designate the proxies for such nominee to fill the vacancy. If additional individuals are nominated for election as a Director, the vote for the nominees will be determined by the proxy holders. The term of office of each person elected as a Director will continue until the next annual meeting of stockholders or until his or her successor has been elected and qualified.

Nominees(1)

   The names of the nominees, their ages as of September 12, 2000, and certain other information about them are set forth below:

   Name of Nominee    Age         Principal Occupation           Director Since
   ---------------    ---         --------------------           --------------
 Scott G. McNealy....  45 Chairman of the Board of Directors          1982
                          and Chief Executive Officer, Sun
                          Microsystems, Inc.

 James L. Barksdale..  57 Managing Partner, The Barksdale             1999
                          Group, an investment and advisory
                          group

 L. John Doerr.......  49 General Partner/Managing Director,          1982
                          Kleiner Perkins Caufield & Byers, a
                          venture capital investment firm

 Judith L. Estrin....  45 Chief Executive Officer, Packet             1995
                          Design, Inc., an IP services
                          technologies company

 Robert J. Fisher....  46 Member, Board of Directors, The Gap,        1995
                          Inc., a retail clothing company

 Robert L. Long......  63 Independent Management Consultant           1988

 M. Kenneth Oshman...  60 Chairman of the Board of Directors,         1988
                          President and Chief Executive
                          Officer, Echelon Corporation, a
                          provider of control network
                          technologies

 Naomi O. Seligman...  67 Senior Partner, Ostriker von Simson,        1999
                          Inc., an e-commerce consulting firm

----------
(1) Except as set forth below, each nominee has been engaged in his or her principal occupation set forth above during the past five years. There is no family relationship between any Director and any executive officer of Sun.

Scott G. McNealy

   Mr. McNealy is a Founder of Sun and has served as Chairman of the Board of Directors and Chief Executive Officer since April 1999. He was Chairman of the Board of Directors, President and Chief Executive Officer from December 1984 until April 1999, as President and Chief Operating Officer from February 1984 until December 1984 and as Vice President of Operations from February 1982 until February 1984. Mr. McNealy has served as a Director of the Company since the incorporation of the Company in February 1982. He is a also a Director of General Electric Company.

James L. Barksdale

   Mr. Barksdale has been Managing Partner of The Barksdale Group since April 1999. He was President and Chief Executive Officer of Netscape Communications Corporation from January 1995 until March 1999, when Netscape was acquired by America Online, Inc. From January 1992 to January 1995, Mr. Barksdale served as President and Chief Operating Officer of AT&T Wireless Services (formerly McCaw Cellular Communications, Inc.), a cellular telecommunications company. Mr. Barksdale is also a Director of America Online, Inc., Federal Express Corporation, Liberate Technologies, Palm, Inc., The Robert Mondavi Corporation and Webvan Group, Inc.

L. John Doerr

   Mr. Doerr is also a Director of Amazon.com, Inc, Drugstore.com, Inc., FreeMarkets, Inc., Handspring, Inc., Healtheon/Web MD Corporation, HomeStore.com, Inc., Intuit, Inc. and Martha Stewart Living Omnimedia.

Judith L. Estrin

   Ms. Estrin has served as Chief Executive Officer, Packet Design, Inc., since April 2000. From April 1998 to April 2000, she served as Chief Technology Officer, Senior Vice President, Cisco Systems, Inc. She served as the President and Chief Executive Officer of Precept Software, Inc. from March 1995 to April 1998. From September 1994 to March 1995, Ms. Estrin was a computer industry consultant. From October 1993 to September 1994, Ms. Estrin was the Chief Executive Officer of Network Computing Devices, Inc., a supplier of X-terminals and PC-to-UNIX connectivity software. Ms. Estrin is also a Director of Federal Express Corporation and The Walt Disney Company.

Robert J. Fisher

   Mr. Fisher has served as a Director of The Gap, Inc. since November 1999. From April 1997 to November 1999 he served as Executive Vice President, The Gap, Inc. and President, Gap Division. From November 1995 to April 1997, he served as Executive Vice President and Chief Operating Officer of The Gap, Inc. From July 1993 to November 1995, he served as Executive Vice President and Chief Financial Officer of The Gap, Inc.

M. Kenneth Oshman

   Mr. Oshman is also a Director of Echelon Corporation and Knight-Ridder,
Inc.

Naomi O. Seligman

   Ms. Seligman is also a Director of Dun & Bradstreet, Exodus Communications, Inc., Martha Stewart Living Omnimedia and Ventro Corporation.

Board Meetings and Committees

   The Board held seven (7) meetings in fiscal 2000. Each Director attended at least 75% of the Board and Committee meetings held during fiscal year 2000, except for Mr. Doerr who attended 70% of the aggregate number of meetings held by the Board and the Compensation Committee. The Board has an Audit Committee, Compensation Committee and Nominating Committee. Each committee is described as follows:

 Name of Committees            Functions of the             Number of Meetings
    and Members                   Committees                  in Fiscal 2000
 ------------------            ----------------             ------------------
 Audit(1)
 Robert L. Long*    . Recommends to the Board the                    6
 James L. Barksdale   selection of independent auditors
 Judith L. Estrin   . approves the services performed by
 Naomi O. Seligman    the independent auditors
                    . reviews and evaluates Sun's
                      accounting policies and its system
                      of internal accounting controls

 Compensation
 L. John Doerr*     . reviews and approves the executive             3
 Robert J. Fisher     compensation policies
 M. Kenneth Oshman  . administers the employee stock
                      option and stock purchase plans

 Nominating
 M. Kenneth Oshman* . reviews and makes recommendations
                      regarding candidates for service on
                      the Board                                      0
                    . considers nominees recommended by
                      stockholders(2)

 * Chairman

(1) The Audit Committee has adopted a charter. Sun's securities are listed on The Nasdaq Stock Market and are governed by its listing standards. All the members of the Audit Committee meet the independence standards of Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards.
(2) If you want to recommend a nominee to the Nominating Committee for consideration, you must submit your recommendation in writing to the President or Secretary of Sun at our principal executive offices.

Director Compensation

   During fiscal 2000, non-employee members of the Board were paid $1,000 for each Board meeting they attended, with the exception of Messrs. Doerr and Fisher, $1,000 for each Committee meeting they attended and an additional $1,000 per meeting attended where they presided as Chairperson.

   Non-employee Directors participate in Sun's 1988 Directors' Stock Option Plan. Under the plan, each non-employee Director who is a partner, officer or director of an entity having an equity investment in Sun is automatically granted a nonstatutory stock option to purchase 10,000 shares of Common Stock of Sun on the date he or she becomes a Director. Each non-employee Director who is not, on the date of his or her appointment to the Board, affiliated with an entity having an equity investment in Sun, is automatically granted a nonstatutory stock option to purchase 20,000 shares of Common Stock on the date he or she becomes a Director of Sun. Following each non-employee Director's initial appointment, each such Director is automatically granted a nonstatutory stock option to purchase 10,000 shares of Common Stock of Sun on the date of each annual meeting of stockholders, if such non-employee Director is re-elected to serve on the Board and he or she has served on the Board for at least six months. The exercise price of each option granted under this plan equals the fair market value of Sun's Common Stock on the date of grant. Options granted pursuant to this plan terminate after five years, vest at a rate of 25% per year and can only be exercised while the optionee is a Director of Sun or within six months after the Director's service terminates due to death or disability or within ninety days after the optionee ceases to serve as a Director of Sun for any other reason.

   During fiscal year 2000, each of the non-employee Directors of Sun, with the exception of Mr. Barksdale and Ms. Seligman, was granted an option to purchase 20,000 shares of Sun's Common Stock, at an exercise price of $56.5938 per share. Upon becoming Directors of Sun, Ms. Seligman and Mr. Barksdale were granted options to purchase 10,000 and 30,000 shares of Sun's Common Stock, respectively, at exercise prices of $73.4375 and $58.4375 per share, respectively. During fiscal year 2000, Messrs. Doerr, Long, Oshman and Ms. Estrin exercised options to purchase an aggregate of 152,000 shares of Sun's Common Stock at exercise prices ranging from $2.05 to $4.88 per share, for an aggregate net realized gain of $8,929,280 based on the closing price of Sun's Common Stock on the dates of exercise as reported on The Nasdaq Stock Market.

Compensation Committee Interlocks and Insider Participation

   At June 30, 2000, the Compensation Committee consisted of Messrs. Doerr, Fisher and Oshman. In June 1996, Sun entered into a Limited Partnership Agreement ("Agreement") with KPCB Java Associates L.P., a California limited partnership, as general partner ("KPCB Java"), and certain other limited partners (the "Partnership"). Pursuant to the Agreement, Sun agreed to make capital contributions of $16,000,000 to the Partnership and, in addition, pay a management fee to KPCB VIII Associates, L.P., a California limited partnership and a general partner of KPCB Java ("KPCB VIII"), equal to $320,000 on an annual basis (the "Management Fee"). Mr. Doerr, a Director of Sun, was a member of the Compensation Committee during the fiscal year ended June 30, 2000 and is a General Partner/Managing Director of KPCB VIII.

                        SECURITY OWNERSHIP OF MANAGEMENT

   The following table shows how much Sun Common Stock is owned as of September 12, 2000 by each Director, each executive officer named in the Summary Compensation Table and all Directors and executive officers as a group. As of September 12, 2000, we are not aware of any stockholders owning 5% or more of Sun's Common Stock.

                                            Number of              Percent of
                                              Shares    Right to   Outstanding
             Name                            Owned(1)  Acquired(2)   Shares
             ----                           ---------- ----------- -----------
   Scott G. McNealy(3)..................... 27,838,597  7,984,544     2.23%
   Edward J. Zander(4).....................    123,630  2,502,000        *
   William N. Joy..........................    186,548  3,870,800        *
   Michael E. Lehman.......................     50,203    304,000        *
   Lawrence W. Hambly......................    263,443  1,730,000        *
   James L. Barksdale......................          0     15,000        *
   L. John Doerr...........................  1,359,248    225,000        *
   Judith L. Estrin........................    320,000     25,000        *
   Robert J. Fisher........................    384,400    145,000        *
   Robert L. Long..........................     96,206    145,000        *
   M. Kenneth Oshman.......................  1,301,600    225,000        *
   Naomi O. Seligman.......................          0          0        *
   All current Directors and executive
    officers as a group (27 persons)....... 33,441,068 20,161,392     3.33%

----------
 * Less than 1%.

(1) Excludes shares that may be acquired through option exercises.
(2) Shares that can be acquired through stock option exercises within 60 days.
(3) Includes 93,800 shares contributed to a GRAT.
(4) Includes 6,560 shares held by minor children.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table shows compensation information for Sun's Chief Executive Officer and the next four most highly compensated executive officers for the last three fiscal years:

                          Summary Compensation Table

                           Annual Compensation                            Long-Term Compensation
                         ------------------------               ------------------------------------------
                                                     Other      Restricted Securities
                                                     Annual       Stock    Underlying  LTIP    All Other
        Name and               Salary    Bonus    Compensation    Awards    Options   Payouts Compensation
   Principal Position    Year  ($)(1)  ($)(1)(2)      ($)         ($)(3)      (#)     ($)(4)     ($)(5)
   ------------------    ---- -------- ---------- ------------  ---------- ---------- ------- ------------
Scott G. McNealy........ 2000 $103,846 $4,767,500                      --    500,000    --       $6,923
Chairman of the          1999  116,154  3,622,500                      --    200,000    --        5,583
Board of Directors and   1998  698,846    998,760                      --  1,600,000    --        3,446
Chief Executive Officer


Edward J. Zander........ 2000  778,846  2,145,375                      --    200,000    --        6,800
President and            1999  750,000  1,630,125                      --  1,000,000    --        7,553
Chief Operating Officer  1998  665,192    522,467               $1,020,296   800,000    --        6,400


William N. Joy.......... 2000  433,654    808,761                      --    100,000    --        6,846
Co-Founder and           1999  398,519    471,393                1,199,750 1,140,000    --        6,496
Chief Scientist          1998  344,538    187,593                      --    260,000    --        2,653


Michael E. Lehman....... 2000  623,077  1,144,200                      --    550,000    --        6,800
Executive Vice           1999  600,000    869,400                      --    200,000    --        6,400
President,               1998  496,019    302,185                      --    400,000    --        6,400
Corporate Resources and
Chief Financial Officer


Lawrence W. Hambly...... 2000  429,423    515,361   $132,062(6)        --    100,000    --        7,142
Executive Vice           1999  394,462    380,550                      --    220,000    --        6,286
President,               1998  374,654    281,363                      --    240,000    --        5,399
Enterprise Services

----------
(1) Mr. McNealy elected to defer 50% of his salary from July 1997 through December 1997, 80% of his salary from January 1998 through June 1998 and 100% of his FY'98 bonus, 20% of his FY'99 salary and 100% of his FY'99 bonus until he retires, as defined in Sun's Non-Qualified Deferred Compensation Plan; Mr. Zander elected to defer 100% of his FY'98 bonus until January 2007; Mr. Joy elected to defer 80% of his salary from October 1997 to June 1998, 100% of his FY'98 bonus, 60% of his FY'99 salary and 100% of his FY'99 bonus until he retires and 60% of his FY'00 salary and 100% of his FY'00 salary until he retires, as defined in Sun's Non-Qualified Deferred Compensation Plan; Mr. Lehman elected to defer $50,000 of his FY'98 bonus until he retires, as defined in Sun's Non-Qualified Deferred Compensation Plan; Mr. Hambly elected to defer 28% of his salary from July 1997 through December 1997, $53,657 of his salary from January 1998 through June 1998, 33% of his FY'99 salary and 33% of his FY'00 salary until he retires, as defined in Sun's Non-Qualified Deferred Compensation Plan. For a description of the Non-Qualified Deferred Compensation Plan, see "Report of Compensation Committee of the Board on Executive Compensation--Long-Term Incentives--Deferred Compensation Plan."
(2) Amount includes bonuses earned in fiscal year 2000 and paid in fiscal year 2001.
(3) The value of a restricted stock award is determined by multiplying the number of shares by the closing price on the date of grant and subtracting any consideration paid.

  As of June 30, 2000, 3,226,381 shares of Sun's restricted Common Stock were outstanding, having an aggregate value of $293,399,022. As of June 30, 2000, Mr. Zander held 100,000 shares of restricted Common Stock having an aggregate value of $9,093,750, which shares are subject to Sun's Repurchase Option, which expired as to 50,000 of such shares on July 12, 2000 and as to the remaining 50,000 shares will expire on January 12, 2003; Mr. Joy held 100,000 shares of restricted Common Stock having an aggregate value of $9,093,750, which shares are subject to Sun's Repurchase option, which expires as to 50,000 of such shares on February 12, 2001 and as to the remaining 50,000 shares on August 12, 2003. For purposes of this footnote, the aggregate value of shares of restricted Common Stock held by an executive officer is calculated using the closing price of Sun's Common Stock as reported on June 30, 2000 on The Nasdaq
  Stock Market, less any consideration paid. Additionally, Sun's "Repurchase Option," referenced above, refers to Sun's option to repurchase shares of the restricted Common Stock at the original purchase price paid by the executive officer upon termination of the officer's employment before the applicable vesting dates. All of the above executive officers will receive the same dividends on all shares of restricted Common Stock as received by all other stockholders of Sun; however, Sun has never paid and does not currently anticipate paying any cash dividends in the foreseeable future.
(4) This dollar amount reflects the amount earned by such executive officer in connection with the vesting of certain Book Value Units ("BVUs") granted to the officer under the 1990 Long-Term Equity Incentive Plan. These BVUs were granted in December 1990, became fully vested on July 1, 1998 and are payable in cash only. The BVUs accrue value based on Sun's reported fiscal year end earnings per share amounts. The amount listed was the value attributable to the fully-vested BVUs on September 15, 1998. These BVUs continue to accrue value until exercised. As of August 31, 2000, the value attributable to these BVUs was $2,227,316 for Mr. McNealy, $409,610 for Mr. Joy, $614,415 for Mr. Zander, $573,442 for Mr. Lehman and $409,610 for Mr. Hambly. An executive officer may exercise all or a portion of his or her BVUs until the end of the permitted exercise period, which was August 31, 2000. The executive officers were under no obligation to exercise the units, however, any units not exercised by August 31, 2000 were automatically paid.
(5) Amounts stated reflect contributions made by Sun to such executive officer's account under Sun's 401(k) Plan.
(6) Amount stated reflects $70,000 for relocation and household expenses; $59,151 for taxes paid in connection with such relocation and household expenses; and $2,911 in benefits paid in connection with a Sun sales conference.

Option Grants in Last Fiscal Year

   The following table shows the stock option grants made to the executive officers named in the Summary Compensation Table during the last fiscal year:

                      Options Granted in Fiscal Year 2000

                                       Individual Grants
                         -----------------------------------------------
                                                                          Potential Realizable
                                                                            Value at Assumed
                         Number of    % of Total                             Annual Rates of
                         Securities    Options                                 Stock Price
                         Underlying   Granted to                            Appreciation for
                          Options     Employees  Exercise of                 Option Term(1)
                          Granted     in Fiscal   Base Price  Expiration -----------------------
       Name                 (#)          Year    ($/Sh)(4)(5)    Date       5%($)      10%($)
       ----              ----------   ---------- ------------ ---------- ----------- -----------
Scott G. McNealy........  500,000(2)     0.80%     $80.0000    4/12/10   $25,155,785 $63,749,698


Edward J. Zander........  200,000(2)     0.32       80.0000    4/12/10    10,062,314  25,499,879


William N. Joy..........  100,000(2)     0.16       80.0000    4/12/10     5,031,157  12,749,940


Michael E. Lehman.......  400,000(3)     0.64       42.7188    9/08/09    10,746,250  27,233,106
                          150,000(2)     0.24       80.0000    4/12/10     7,546,736  19,124,910


Lawrence W. Hambly......  100,000(2)     0.16       80.0000    4/12/10     5,031,157  12,749,940

----------
(1) Potential realizable value assumes that Sun's Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the option expires. These numbers are calculated based on the Securities and Exchange Commission's requirements and do not represent an estimate by Sun of future stock price growth.

(2) Stock options have a ten year term and vest at a rate of 20% per year commencing on the first anniversary of the option grant date. See also "Employment Contracts and Change-In-Control Arrangements."
(3) Stock options have a ten year term and vest at a rate of 33 1/3% per year on the third, fourth and fifth anniversary of the option grant date. See also "Employment Contracts and Change-In-Control Arrangements."
(4) The exercise price and tax withholding obligations may be paid in cash and, subject to certain conditions or restrictions, by delivery of already owned shares, pursuant to a subscription agreement or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to Sun, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.
(5) Options were granted at an exercise price equal to the fair market value of Sun's Common Stock, as determined by the closing price reported on The Nasdaq Stock Market on the date of grant.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

   The following table shows stock option exercises and the value of unexercised stock options held by the executive officers named in the Summary Compensation Table during the last fiscal year.

                Aggregated Option Exercises in Fiscal Year 2000
                    and Fiscal 2000 Year-End Option Values

                                                      Number of Securities
                                                     Underlying Unexercised     Value of Unexercised
                                                        Options at Fiscal       In-the-Money Options
                           Shares                          Year-End(#)        at Fiscal Year-End($)(1)
                         Acquired on     Value      ------------------------- -------------------------
      Name               Exercise(#) Realized($)(1) Exercisable/Unexercisable Exercisable/Unexercisable
      ----               ----------- -------------- ------------------------- -------------------------
Scott G. McNealy........   229,856    $19,968,740      7,264,544/3,060,000    $633,038,329/215,714,910
Edward J. Zander........   500,000     33,266,365      2,520,000/2,400,000     217,768,879/168,124,697
William N. Joy..........         0           0.00      4,110,800/2,040,000     359,487,138/145,391,328
Michael E. Lehman.......   512,000     38,855,224        244,000/1,470,000      19,455,432/ 95,244,199
Lawrence W. Hambly......   540,144     33,808,185      1,650,000/  780,000     143,423,802/ 56,735,480

----------
(1) Market value of underlying securities at exercise date or fiscal year end, as the case may be, minus the exercise price.

Employment Contracts and Change-In-Control Arrangements

   Sun currently has no employment contracts with any of Sun's executive officers. Sun adopted an executive management group change-of-control plan in October 1990 and entered into "change-of-control" agreements with each of the executive officers named in the Summary Compensation Table. Certain immaterial changes were made to these agreements in November 1996. Each officer is eligible to receive, if his employment is terminated within one year following a change-of-control of Sun, other than for just cause (as defined), death, disability (as defined), retirement or resignation other than for good reason (as defined), an amount equal to two and one-half times his or her annual compensation (or, in the case of Mr. McNealy, an amount equal to three times his annual compensation), continuation of health benefits and group term life insurance for twenty-four months thereafter and the acceleration of vesting for all options held. For purposes hereof, "annual compensation" means wages, salary and incentive compensation for the calendar year immediately preceding the year in which the above-described severance payment becomes payable. In addition, pursuant to the terms of these agreements, a "change-of-control" includes (i) a merger or acquisition of Sun resulting in a 50% or greater change in the total voting power of Sun immediately following such transaction, or (ii) certain changes in the majority composition of the Board of Directors during a thirty-six month period, not initiated by the Board of Directors. Additionally, under Sun's Non-Qualified Deferred Compensation Plan, in the event of a participant's death, while the participant is an employee, a participant's beneficiaries are entitled to receive the employee's account balance plus a supplemental survivor benefit equal to two times the amount of compensation the participant deferred under the plan, not to exceed $3,000,000. See "Report of Compensation Committee of the Board on Executive Compensation" for a description of the Non-Qualified Deferred Compensation Plan.

Certain Transactions with Management

   In November 1999, Patricia C. Sueltz, Executive Vice President, Software Products and Platforms, received a loan from Sun in the amount of $850,000, payable in full on or before December 1, 2004, at an interest rate of 6.02%. This loan was made for the purchase of her residence in connection with her job related relocation. As of fiscal year end, the entire $850,000 amount remained outstanding.

   In December 1999, Frank A. Pinto, Sun's former Vice President, Worldwide Sales, Computer Systems, received an interest-free loan from Sun in the amount of $104,195, payable in full on or before June 30, 2000. As of fiscal year end, the entire loan amount was repaid to Sun. Mr. Pinto terminated his employment with Sun effective August 31, 2000.

   In September 1998, Michael A. Murray, Vice President, Finance and Administration, Enterprise Services, received an interest-free loan from Sun in the amount of $100,000, payable in full on or before July 31, 2003. This loan was made for the purchase of his residence in connection with his job related relocation. As of fiscal year end, the entire $100,000 amount remained outstanding.

   As part of the executive management group change-of-control plan, Sun entered into individual change-of-control agreements with each of its corporate executive officers, in addition to the executive officers named in the Summary Compensation Table, containing substantially the same terms as the change-of-control agreements described under the heading "Employment Contracts and Change-In-Control Arrangements."

   Sun also adopted the Executive Change of Control Severance Plan ("Severance Plan") in June 1990. This Severance Plan was amended in November 1996, renamed the Vice President Change of Control Plan and currently covers all employees who are Vice Presidents of Sun (and are not otherwise covered above). The Severance Plan provides that in the event that any such individual is terminated within one year after the date of any "change-of-control," other than for just cause (as defined), death, voluntary retirement at or after age 65, total or permanent disability or resignation other than for good reason (as defined), such individual is entitled to two times his or her annual compensation, continuation of health benefits and group term life insurance for twenty-four months and the acceleration of vesting for all options held. For purposes of this Severance Plan, a "change-of-control" is defined similarly as described under the heading "Employment Contracts and Change-In-Control Arrangements."

Section 16(a) Beneficial Ownership Reporting Compliance

   Sun believes that during fiscal year 2000, all filings with the Securities and Exchange Commission of its officers, directors and 10% stockholders complied with requirements for reporting ownership and changes in ownership of Sun's Common Stock pursuant to Section 16(a) of the Securities Exchange Act of 1934.

                       REPORT OF COMPENSATION COMMITTEE
                    OF THE BOARD ON EXECUTIVE COMPENSATION

   The following is the Report of the Compensation Committee of Sun describing the compensation policies and rationale applicable to Sun's executive officers. This information shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Sun specifically incorporates it by reference into a filing.

Compensation Philosophy

   Sun's philosophy in setting its compensation policies for executive officers is to maximize stockholder value over time. The Compensation Committee sets Sun's compensation policies applicable to the executive officers, including the Chief Executive Officer, and evaluates the performance of such officers. The Committee strongly believes that executive compensation should be directly linked to continuous improvements in corporate performance and increases in stockholder value and has adopted the following guidelines for compensation decisions:

  . Provide a competitive total compensation package that enables Sun to attract and retain key executive talent.

  . Align all pay programs with Sun's annual and long-term business strategies and objectives.

  . Provide variable compensation opportunities that are directly linked to the performance of Sun and that link executive reward to stockholder return.

   The Committee also believes that it is in the best interests of stockholders for Sun's executive officers (as well as for the members of the Board of Directors and certain other individuals) to own Sun stock. During fiscal 2000, the Committee established stock ownership guidelines, applicable to these covered individuals, reflecting the Committee's expectations as to the number of shares of Sun's Common Stock such individuals should hold depending on their positions.

Components of Executive Compensation

   The Compensation Committee focuses primarily on the following three components in forming the total compensation package for its executive officers:

  . Base Salary

  . Annual Incentive Bonus

  . Long-Term Incentives

Base Salary

   The Committee intends to compensate its executive officers, including the Chief Executive Officer, competitively within the industry. In order to evaluate Sun's competitive position in the industry, the Compensation Committee reviews and analyzes the compensation packages, including base salary levels, offered by other high technology companies, including companies in the S&P Computers (Hardware) Index as shown in the Performance Graph below. In addition, the Committee, together with the Board of Directors, will also subjectively evaluate the level of performance of each executive officer, including Mr. McNealy, in order to determine current and future appropriate base pay levels. In prior years, for the Chief Executive Officer, the Committee targeted the lower-end of the base salary range determined by its aforementioned competitive analysis, giving more significant emphasis to annual bonus and longer-term incentives for Mr. McNealy's total compensation package. In this regard, over the last three fiscal years the Committee has tied a substantial portion of Mr. McNealy's compensation to his annual bonus. In particular, for fiscal 2000, Mr. McNealy's base salary was $100,000, such that his annual bonus comprised the vast majority of his annual compensation. This focus has allowed the Committee to directly compensate Mr. McNealy for corporate performance, while ultimately paying Mr. McNealy competitively by industry standards. See "Annual Incentive Bonus" below. With respect to the other corporate executive officers of Sun, the Committee has targeted the higher end of the industry competitive base salary range, linking a lesser (yet still significant) portion of these executives' total compensation to an annual bonus. See "Annual Incentive Bonus" below. The Committee also emphasizes longer-term compensation incentives for these executives as it believes that these longer-term incentives help motivate the executives to better achieve Sun's corporate performance goals, thereby more directly contributing to stockholder value.

Annual Incentive Bonus

   During the fiscal year, the executive officers of Sun were eligible for a target annual incentive bonus, calculated by the Committee as a percentage of the officers' base salary, under the terms of Sun's Section 162(m) Executive Officer Performance-Based Bonus Plan (the "Section 162(m) Plan"). All corporate executive officers, other than Mr. McNealy, were eligible for target bonuses ranging from 100% to 150% of their base salary, depending on their positions. Mr. McNealy was eligible for a target bonus of 2500% of his base salary. During the last fiscal year, bonuses awarded under the Section 162(m) Plan to the executive officers, including Mr. McNealy, were calculated based on the achievement by Sun of certain earnings per share ("EPS") and revenue goals and certain corporate performance goals based on business, operations and management objectives and, additionally, certain customer quality and satisfaction goals set by the Committee at the beginning of the fiscal year. The successful completion of these goals was measured objectively in accordance with a scoring system assigned to each goal by the Committee. The EPS and revenue targets, as well as the corporate performance goals and the customer quality and satisfaction goals are all based on confidential information and are competitively sensitive to Sun as they are derived from Sun's internal projections and business plan. At fiscal year end, the Committee calculated a bonus multiplier (the "Year-End Multiplier") based on a comparison of Sun's actual performance with respect to these corporate, quality, EPS and revenue measures against the relevant targets for fiscal 2000. This multiplier can range from zero to a maximum multiplier of two. At June 30, 2000, the Committee calculated a Year-End Multiplier applicable to executive officers (including the Chief Executive Officer) of 1.907. This multiplier may be different for certain officers whose performance is also measured by specific business unit or function goals. Mr. McNealy's annual bonus of $4,767,500 reflects his targeted bonus amount multiplied by the Year-End Multiplier. Elements of Sun's financial performance for fiscal year 2000 that directly affected Mr. McNealy's bonus calculation (as well as the bonus calculation for the other officers) included revenue growth of 33% compared with fiscal year 1999, and earnings per share of $1.02 for fiscal year 2000 compared with $.70 for the previous fiscal year (excluding gains on the sale of equity investments for fiscal year 2000 and acquisition-related charges for fiscal years 2000 and 1999).

Long-Term Incentives

   Options and Restricted Stock. The Committee provides Sun's executive officers with long-term incentive through grants of stock options and, in some cases, restricted stock. The Committee is responsible for determining who should receive the grants, when the grants should be made, the exercise price per share and the number of shares to be granted. The Committee considers grants of long-term incentive awards to executive officers during each fiscal year. Long-term incentive awards are granted based on individual or corporate performance as determined by the Committee.

   The Committee believes that stock options provide Sun's executive officers with the opportunity to purchase and maintain an equity interest in Sun and to share in the appreciation of the value of the stock. The Committee believes that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods in order to encourage key employees to continue to be employed by Sun. All options to executive officers to date have been granted at the fair market value of Sun's Common Stock on the date of the grant. The Committee considers the grant of each option subjectively, considering factors such as the individual performance of executive officers and competitive compensation packages in the industry. Mr. McNealy's option grants are also determined by the Committee.

   The Committee also makes restricted stock awards which can be similarly beneficial to executives as the value of the award increases with an increasing stock price. The use of restricted stock has been primarily limited within the last several fiscal years to specific cases in which a newly hired senior executive receives a grant in order to replace vested benefits and/or an equity position at a prior employer, to award an executive officer for extraordinary performance or to aid in retention. For fiscal year 2000, there were no restricted stock awards made to the executives named in the Summary Compensation Table. For information regarding the valuation and vesting of restricted stock awards, see "Summary Compensation Table."

   Deferred Compensation Plan. In June 1995, the Committee approved another component of Sun's executive compensation program, the Non-Qualified Deferred Compensation Plan (the "Deferred Plan"). The Committee last amended the Deferred Plan on December 16, 1998. The Deferred Plan is a voluntary, non-tax qualified, deferred compensation plan available to Board of Director members, executive officers and other members of Sun management, and enables such individuals to save for retirement by deferring a portion of their current compensation. Under the Deferred Plan, participants are entitled to defer compensation until termination of service with Sun or other specified dates. Participants may elect to have their deferred amounts credited with earnings based on various investment choices made available by the Committee for this purpose. Participants' dependents are also eligible to receive a pre-retirement death benefit. The purpose of this Deferred Plan is to encourage participants to remain in the service of Sun as benefits of the Deferred Plan increase over time.

Discussion of Compensation in Excess of $1 Million Per Year

   The Committee has considered the implications of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted under the Revenue Reconciliation Act of 1993. This Section precludes a public corporation from taking a tax deduction for individual compensation in excess of $1 million for its Chief Executive Officer or any of its four other highest-paid officers. This Section also provides for certain exemptions to this limitation, specifically compensation that is performance based within the meaning of Section 162(m).

   In order to qualify compensation derived by executive officers from stock options as performance-based compensation, as contemplated by the Internal Revenue Service, certain amendments to the 1990 Long-Term Equity Incentive Plan were submitted to and approved by the requisite stockholders at Sun's 1994 Annual Meeting of Stockholders.

   Additionally, with respect to other forms of compensation granted by this Committee to such executive officers, the Committee approved the Section 162(m) Performance-Based Executive Bonus Plan and submitted this Plan to stockholders for the purpose of qualifying bonus payments to executives under
Section 162(m), thereby preserving the deductibility of such payments. Stockholder approval of this Plan was obtained at Sun's 1995 Annual Meeting of Stockholders. The Committee, however, reserves the right to award compensation to its executives in the future that may not qualify under Section 162(m) as deductible compensation. The Committee will, however, continue to consider all elements of the cost to Sun of providing such compensation, including the potential impact of Section 162(m).

Summary

   The Compensation Committee believes that its executive compensation philosophy serves the best interests of Sun and Sun's stockholders.

L. John Doerr
Robert J. Fisher
M. Kenneth Oshman

                               PERFORMANCE GRAPH

   Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of Sun's Common Stock with the cumulative return of the S&P 500 Index and the S&P Computers (Hardware) Index for the period commencing June 30, 1995 and ending on June 30, 2000. The information contained in the performance graph shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or Exchange Act, as amended, except to the extent that Sun specifically incorporates it by reference into such filing. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                                6/95    6/96    6/97    6/98    6/99    6/00
SUN MICROSYSTEMS, INC.          100     243     307     358     1,136   3,000
S & P 500                       100     126     170     221       271     291
S & P COMPUTERS (HARDWARE)      100     112     171     241       433     562

                                  PROPOSAL II

            AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

Introduction

   Sun's Restated Certificate of Incorporation, as currently in effect (the "Certificate"), authorizes Sun to issue up to 3,600,000,000 shares of Common Stock (the "Common Stock"), par value $0.00067 per share, and 10,000,000 shares of Preferred Stock, (the "Preferred Stock"), par value $0.001 per share. On August 16, 2000, Sun's Board of Directors approved an amendment to the Certificate (the "Amendment") in order to increase the number of shares of Common Stock authorized for issuance under the Certificate by 3,600,000,000 shares to a total of 7,200,000,000 shares. The text of the Amendment is set forth as Exhibit A to this Proxy Statement. On August 16, 2000, the Board of Directors approved a two-for-one stock split (to be effected in the form of a stock dividend), subject to obtaining stockholder approval of the Amendment. If the stockholders approve the Amendment, Sun will then effect the two-for-one stock split (in the form of a stock dividend), to be paid on December 5, 2000 to stockholders of record on November 9, 2000 (the "Stock Split"). If the Amendment is adopted, it will become effective upon the filing of the Amendment with the Delaware Secretary of State.

Proposed Stock Split

   In connection with the Stock Split, each holder of shares of Sun's Common Stock would receive one additional share for each share held. In addition, the number of shares of Common Stock reserved for issuance or subject to outstanding options granted under Sun's employee stock plans (the "Employee Stock Plans") would increase by 100% (and the exercise prices of outstanding options would correspondingly decrease by 50%). Stockholders are not being asked to vote on the Stock Split, but the Stock Split will not take place unless the authorized number of shares of Common Stock is increased as described in this proposal. Without this increase in authorized shares, Sun would not have enough authorized but unissued shares of Common Stock to double the number of its outstanding shares (including shares granted or reserved for issuance under its Employee Stock Plans) as a result of the Stock Split.

Current Use of Shares

   As of September 12, 2000, Sun has approximately 1,609,171,019 shares of Common Stock outstanding and approximately 553,750,831 shares reserved for issuance under Sun's Employee Stock Plans, of which, approximately 216,933,505 are covered by outstanding options and approximately 336,817,326 are available for grant or purchase. Therefore, Sun's total share requirement prior to the Stock Split is 2,162,921,850 shares (the "Share Requirement"). In addition, as of September 12, 2000, 10,000,000 shares of Common Stock were set aside for issuance with respect to the possible conversion of Sun's authorized but unissued shares of Preferred Stock. Sun has two shelf registration statements on file with the Securities and Exchange Commission relating to the registration for public offering of senior and subordinated debt securities and common and preferred stock with an aggregate initial public offering price of up to $2,500,000,000 remaining and available for issuance thereunder. These shelf registration statements were declared effective by the Securities and Exchange Commission, one on October 24, 1997 and one on July 14, 1999. Sun may choose to offer, from time to time, the debt securities and common and preferred stock in one or more separate series, in amounts, at prices and on terms to be set forth in the prospectus contained in the registration statements and in one or more supplements to such prospectuses. Sun also wishes to increase the number of shares of its Common Stock reserved for issuance under its 1990 Long-Term Equity Incentive Plan by 7,000,000 shares as described in more detail in Proposal III. In the event stockholder approval of this proposal and Proposal III is obtained, following the effectiveness of the Amendment and the Stock Split, the Share Requirement would increase to 4,339,843,700 and, accordingly, Sun would have a total of 2,860,156,300 authorized and unissued shares remaining available pursuant to its Certificate.

Purpose of the Proposed Amendment

   The Board of Directors believes that it is in Sun's and Sun's shareholders' best interests to declare the Stock Split in order to lower the per share market price of Sun's Common Stock and increase its trading activity and broaden the marketability of Sun's Common Stock. The proposed Amendment would be necessary in order to ensure that there is a sufficient number of authorized shares of Common Stock to effect the Stock Split and to have a sufficient number of shares of Common Stock available for future issuances. As noted above, the Board of Directors has approved the Stock Split subject to the approval of the Amendment.

   The Board of Directors also believes that the availability of additional authorized but unissued shares of Common Stock will provide Sun with the flexibility to issue Common Stock for other proper corporate purposes which may be identified in the future. Such future activities may include, without limitation, raising equity capital, adopting additional Employee Stock Plans or reserving additional shares for issuance under its existing Employee Stock Plans, and making additional acquisitions through the use of stock. Other than with respect to the foregoing Stock Split, the amendment to the 1990 Long-Term Equity Incentive Plan and as permitted or required under Sun's existing Employee Stock Plans, and outstanding options, the Board of Directors has no immediate plans, understandings, agreements, or commitments to issue additional shares of Common Stock for any other purposes.

   The Board of Directors believes that the proposed increase in the authorized Common Stock will make a sufficient number of shares available, taking into account the Stock Split, should Sun decide to use its shares for one or more of such previously mentioned purposes or otherwise. Sun reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors.

Possible Effects of the Proposed Amendment

   If the stockholders approve the proposed Amendment, the Board of Directors may cause the issuance of additional shares of Common Stock without further vote of the stockholders of Sun, except as provided under Delaware corporate law or under the rules of any national securities exchange on which shares of Common Stock of Sun are then listed. Under Sun's Certificate, Sun's stockholders do not have preemptive rights to subscribe to additional securities which may be issued by Sun, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of Sun in order to maintain their proportionate ownership of Sun's Common Stock. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current stockholders.

   In addition to the corporate purposes discussed above, the proposed Amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board of Directors. For example, it may be possible for the Board of Directors to delay or impede a takeover or transfer of control of Sun by causing such additional authorized shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board of Directors determines is not in the best interests of Sun and our stockholders. The Amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the proposed Amendment may limit the opportunity for Sun's stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed Amendment may have the effect of permitting Sun's current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of Sun's business. However, the Board of Directors is not aware of any attempt to take control of Sun and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

   Sun adopted a Common Shares Rights Agreement in April 1989, which was amended, restated and renamed the Second Amended and Restated Shares Rights Agreement in February 1998 and subsequently amended in April 1999 and April 2000 (the "Rights Agreement"). The Rights Agreement is designed to protect stockholders from proposed takeovers and other abusive takeover tactics, which the Board of Directors believes are not in the best interest of stockholders, by providing stockholders with certain rights to acquire capital stock of Sun or of an acquiring entity upon the occurrence of certain events. A copy of the Rights Agreement was filed (as amended and restated) on February 13, 1998 and a copy of the subsequent amendments were filed on April 15, 1999 and April 27, 2000 with the Securities and Exchange Commission. Although the Rights Agreement provides for the issuance of Sun's Preferred Stock in the event rights become exerciseable under the terms of the Rights Agreement, Sun may, under certain circumstances, be required to issue a substantial number of shares of Common Stock. A failure to have a sufficient number of shares available could result in a delay or failure of implementation of the Rights Agreement. An increase in the authorized number of shares of Common Stock could therefore make a change in control of Sun more difficult by facilitating the operation of the Rights Agreement.

Effect of the Stock Split

   No change in total stockholders' equity will result from the Stock Split. The amount of capital represented by the outstanding shares of Common Stock will be increased by $0.00067 for each share issued to effect the Stock Split and Sun's retained earnings will be reduced by the same amount. After the Stock Split, purchases and sales of Common Stock by an individual stockholder may be subject to higher brokerage charges and applicable stock transfer taxes than on a pre-split transaction of equivalent market value, due to the greater number of shares of Common Stock involved after the Stock Split. In addition, Sun will incur certain expenses in connection with the Stock Split, such as the cost of preparing and delivering to stockholders new certificates representing additional shares.

   Sun has been advised that, based on current tax law, the Stock Split should not result in any gain or loss for federal income tax purposes. The tax basis of every share held before the Stock Split will be allocated between the two shares held as a result of the distribution, and the holding period of the new shares will include the holding period of the shares with respect to which they were issued. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares and stockholders subject to such laws are urged to consult their tax advisers.

   As noted above, the Stock Split is contingent on stockholder approval of the Amendment, but stockholders are not being asked to vote on the Stock Split.

  Management recommends a vote "FOR" the Amendment to the Restated Certificate of Incorporation.

                                 PROPOSAL III

               AMENDMENT TO 1990 LONG-TERM EQUITY INCENTIVE PLAN

General

   The stockholders are being asked to approve an amendment to Sun's 1990 Long-Term Equity Incentive Plan ("1990 Incentive Plan") in order to increase the number of shares reserved for issuance thereunder by 7,000,000 shares of Common Stock to an aggregate of 282,800,000 shares. The 1990 Incentive Plan was adopted by the Board of Directors on October 16, 1990, approved by the stockholders on December 13, 1990 and a total of 79,200,000 shares were reserved for issuance thereunder. On November 2, 1994, the number of shares reserved for issuance under the 1990 Incentive Plan was increased to 106,000,000 shares at the 1994 Annual Meeting of Stockholders. On November 1, 1995, the number of shares reserved for issuance under the 1990 Incentive Plan was increased to 202,800,000 shares at the 1995 Annual Meeting of Stockholders. At the 1998 Annual Meeting of Stockholders the number of shares reserved for issuance under the 1990 Incentive Plan was increased to 238,800,000. On November 10, 1999, at the 1999 Annual Meeting of Stockholders, the number of shares reserved for issuance under the 1990 Incentive Plan was increased to 275,800,000.

   As of September 12, 2000, 154,773,075 shares of Common Stock were available for issuance under the 1990 Incentive Plan (exclusive of the increase in shares subject to stockholder approval at this meeting). Options to purchase 207,499,825 shares were outstanding and 190,021,212 shares of Common Stock had been issued upon the exercise of options granted under the 1990 Incentive Plan at an average exercise price per share of $47.81. Additionally, as of September 12, 2000, 8,811,725 restricted shares of Common Stock have been issued and sold ("Stock Purchase Rights"), at purchase prices of $0.00067 or $0.01 per share, of which 2,870,148 shares were subject to Sun's repurchase option.

   The 1990 Incentive Plan authorizes the Board of Directors, or its committee, to grant incentive and nonstatutory stock options as well as Stock Purchase Rights, stock appreciation rights (in connection with options) and long-term performance awards. The provisions of these options, rights and awards are outlined below. The 1990 Incentive Plan is structured to allow the Board of Directors or its committee broad discretion in creating employee equity incentives in order to assist Sun in attracting, retaining and motivating the best available talent for the successful conduct of our business. The Board of Directors believes the remaining shares under the 1990 Incentive Plan are insufficient to accomplish these purposes. The Board is proposing to increase the number of shares reserved under the 1990 Incentive Plan by 7,000,000 to 282,800,000 shares.

Summary of the 1990 Incentive Plan

   Purpose

   The purpose of the 1990 Incentive Plan is to provide an additional incentive to eligible employees and consultants whose present and potential contributions are important to the continued success of Sun, to afford them an opportunity to acquire a proprietary interest in Sun and to enable Sun to enlist and retain in its employ the best available talent for the successful conduct of its business.

   Eligibility

   Officers, consultants and other employees of Sun and its subsidiaries and affiliates whom the Board deems to have the potential to contribute to the future success of Sun shall be eligible to receive awards under the 1990 Incentive Plan. As of September 12, 2000, there were over 36,000 employees and 5,300 consultants eligible to receive awards under the 1990 Incentive Plan.

   Administration

   The 1990 Incentive Plan is administered by the Board of Directors or a committee appointed by the Board (for the purposes of this plan description, "Board" shall mean either the Board or a committee appointed by the Board). All questions of interpretation or application of the 1990 Incentive Plan are determined in the sole discretion of the Board or its committee, and its decisions are final and binding upon all participants. Members of the Board who are eligible employees are permitted to participate in the 1990 Incentive Plan, but may not vote on any matter affecting the administration of the 1990 Incentive Plan or the grant of any option or other award pursuant to the 1990 Incentive Plan. No member of the Board who is eligible to participate in the 1990 Incentive Plan may be a member of the committee appointed to administer the 1990 Incentive Plan. Members of the Board receive no additional compensation for their services in connection with the administration of the 1990 Incentive Plan, other than the compensation received for attending meetings of the Compensation Committee as described in "Election of Directors--Director Compensation."

   Stock Options

   The 1990 Incentive Plan permits the granting of non-transferable stock options that either are intended to qualify as ISOs or are not intended to so qualify NSOs.

   Except for NSOs granted by the Board under Sun's Special Reserve (as defined below), the option exercise price for each share covered by an option must be equal to or greater than the fair market value of a share of Common Stock on the date of grant of such option. However, a NSO granted by the Board to an employee in lieu of reasonable salary or compensation may be granted at an exercise price less than the fair market value of Sun's Common Stock on the date of grant (but no less than 85% of such fair market value). Provided, further, that in the case of an ISO, the price shall be in no event less than 100% of the fair market value of a share of Common Stock at the time such option is granted.

   In August 1995, the Board established a number of shares equal to 3% of the total number of shares reserved for issuance under the 1990 Incentive Plan at any one time (such number to include all increases approved by the stockholders subsequent to such date) which may be granted free of the specific restrictions referenced herein (the "Special Reserve"). Therefore, notwithstanding the paragraph above, the Board may grant NSOs at exercise prices less than the fair market value of Sun's Common Stock on the date of grant (without limitation) subject to Sun's Special Reserve.

   The term of each option will be fixed by the Board but may not exceed ten years from the date of grant in the case of ISOs. The Board will determine the time or times each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Board.

   The exercise price of options granted under the 1990 Incentive Plan, including applicable withholding, must be paid in full by cash, check, promissory note, Common Stock with a fair market value on the exercise date equal to the aggregate exercise price of the options or delivery of an irrevocable subscription agreement. The Board has authorized as payment the delivery of a properly executed exercise notice and irrevocable instructions to a broker to promptly deliver to Sun the amount of sale or loan proceeds required to pay the exercise price. The Board may also authorize payment by any combination of the foregoing methods.

   Under the 1990 Incentive Plan, in the event of termination of an optionee's employment or consultancy for any reason, including retirement, an option may thereafter be exercised (to the extent it was exercisable on the date of termination or as otherwise set forth in the terms of the option) within such time period as is determined by the Board (which shall be no more than 90 days in the case of an ISO), subject to the stated term of the option. If the Board has determined that an employee was discharged for just cause, such employee shall have no further rights under the 1990 Incentive Plan. If an optionee's employment or consultancy is terminated by reason of the optionee's death, the option will be exercisable for such period following death as is determined by the Board subject to the stated term of the option.

   The granting of stock options under the 1990 Incentive Plan by the Board is subjective and is dependent upon, among other things, an employee's individual performance. See "Participation in the 1990 Incentive Plan." Therefore, future option grants to executive officers or employees under the 1990 Incentive Plan are not determinable. The 1990 Incentive Plan does however limit the number of shares subject to an option that may be granted to any employee in any one fiscal year to 1,200,000 shares, except with respect to a newly hired employee who may also receive a one-time grant of up to 1,600,000 shares upon acceptance of employment with Sun.

   Stock Appreciation Rights

   The Board may also grant non-transferable Stock Appreciation Rights ("SARs") in conjunction with related options, entitling the holder upon exercise to receive an amount in any combination of cash or Common Stock (as determined by the Board) equal in value to the excess of the fair market value of the shares covered by such SAR on the date of exercise over the aggregate exercise price of the related option for such shares. The exercise of an SAR will result in cancellation of the related option or, conversely the exercise of the related option will result in cancellation of the SAR. No SARs had been granted under the 1990 Incentive Plan as of September 12, 2000.

   Stock Purchase Rights

   The Board may grant participants Stock Purchase Rights to purchase stock either alone, in addition to, or in tandem with other awards under the 1990 Incentive Plan and/or cash awards made outside of the 1990 Incentive Plan (at a price of not more than $0.00067 per share, the par value of Sun's Common Stock, in the case of participants who are subject to Section 16(b) of the Exchange Act) for limited periods of up to 60 days under such terms, conditions and restrictions as the Board may apply. Other than Stock Purchase Rights granted under the Special Reserve, the stock so purchased will be subject to Sun's repurchase option exercisable upon the voluntary or involuntary termination of employment of the employee. The repurchase option applicable to shares of stock so granted (other than shares granted under the Special Reserve) shall lapse as to not more than 50% of the shares subject to the Stock Purchase Right on a date not earlier than 2-1/2 years from the date of grant and as to the remaining shares on a date not earlier than 5 years from the date of grant. Stock Purchase Rights granted from the Special Reserve shall be subject to such vesting restrictions as determined in the discretion of the Board.

   The granting of Stock Purchase Rights under the 1990 Incentive Plan by the Board is subjective and is tied to an employee's individual performance. Such rights are most commonly granted to new key employees and, less frequently, to executive officers to reward extraordinary performance or to aid in retention. See "Report of Compensation Committee of the Board on Executive Compensation." Therefore, future grants of Stock Purchase Rights to any employee under the 1990 Incentive Plan are not determinable.

   Long-Term Performance Awards

   The Board may also grant long-term performance awards under the 1990 Incentive Plan ("Long-Term Performance Awards") either alone or in tandem with other awards granted under the 1990 Incentive Plan and/or awards made outside of the 1990 Incentive Plan. Such awards are bonus awards that shall be payable in cash or Common Stock and shall be based on Sun, subsidiary and/or individual performance factors or upon such other criteria as the Board may deem appropriate. Performance factors may vary from participant to participant, group to group, and period to period.

   No Long-Term Performance Awards were granted to any employee during the last fiscal year.

   Deferrals Under the Plan

   The Board may also permit participants to elect to defer receipt of benefits under the 1990 Incentive Plan or make automatic deferrals. The Board may also provide and determine the amount of any deemed earnings for amounts deferred under the 1990 Incentive Plan.

   Adjustments for Stock Dividends, Mergers and Other Events

   The Board is authorized to make appropriate adjustments in connection with outstanding awards under the 1990 Incentive Plan to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation or similar event, the Board in its discretion may provide for substitution or adjustment in, or may accelerate or adjust such awards.

   Amendment and Termination

   The Board may amend, alter or discontinue the 1990 Incentive Plan at any time, but such amendment, alteration or discontinuation shall not adversely affect any stock options, SARs, Stock Purchase Rights, or Long-Term Performance Awards then outstanding under the 1990 Incentive Plan, without the participant's consent. Subject to the specific terms of the 1990 Incentive Plan described above, the Board may accelerate any award or option or waive any conditions or restrictions pertaining to such award or option at any time. In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act or Section 422 of the Code (or any other applicable law or regulation), Sun shall obtain stockholder approval of any 1990 Incentive Plan amendment in such a manner and to such a degree as is required.

             CERTAIN UNITED STATES FEDERAL INCOME TAX INFORMATION

   The following is only a brief summary of the effect of federal income taxation upon the recipient and Sun under the 1990 Incentive Plan based upon the Code. This summary does not purport to be complete and does not discuss the income tax laws of any municipality, state or country outside of the United States in which an optionee may reside.

   Stock Options

   If an option granted under the 1990 Incentive Plan is an ISO, the optionee will recognize no income upon grant of the ISO and will incur no tax liability due to the exercise unless the optionee is subject to the alternative minimum tax. Sun will not be allowed a deduction for federal income tax purposes as a result of the exercise of an ISO regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the ISO and one year after exercise by the optionee, any gain (or loss) will be treated as long-term capital gain (or loss). If these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. Sun will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain (or loss) recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain (or loss).

   All options that do not qualify as ISOs are taxed as NSOs. An optionee will not recognize any taxable income at the time he or she is granted a NSO. However, upon the exercise of a NSO, the optionee will recognize ordinary income measured by the excess of the then fair market value of the shares over the option price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by an optionee who is also an employee of Sun will be subject to tax withholding by Sun by payment in cash or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain (or loss). Sun will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a NSO.

   Stock Appreciation Rights

   A recipient will not recognize any taxable income in connection with the grant of an SAR in connection with a stock option. On exercise of an SAR, the recipient will generally recognize ordinary income in the year of exercise in an amount equal to the difference between the exercise price (if any) of the SAR and the fair market value of the SAR (computed with reference to the Common Stock of Sun) at the time of exercise. If the recipient is an employee, such amount will be subject to withholding by Sun. As a general rule, Sun will be entitled to a tax deduction in the amount and at the time the recipient recognizes ordinary income with respect to the SAR.

   If the recipient receives shares of Common Stock of Sun upon exercise of an SAR, the tax consequences on purchase and sale of such shares will be the same as those discussed above for NSOs.

   Stock Purchase Rights

   Stock Purchase Rights will generally be subject to the tax consequences discussed above for NSOs.

   Long-Term Performance Awards

   A recipient generally will not recognize any taxable income in connection with the grant of a Long-Term Performance Award. At the time the performance award vests (unless a Section 83(b) election is timely filed at the time of grant), the recipient will generally recognize ordinary income in an amount equal to the fair market value of the award (computed with reference to the Common Stock of Sun) at the time of vesting. If the recipient is an employee, any amount included in income will be subject to withholding by Sun. As a general rule, Sun will be entitled to a tax deduction in the amount and at the time the recipient recognizes ordinary income with respect to the Long-Term Performance Award included as ordinary income by the recipient.

   Capital Gains

   Capital gains are grouped and netted by holding periods. Net capital gains on assets held for twelve months or less is currently taxed at the individual's highest federal ordinary income tax rate. Net capital gains on assets held for more than 12 months is currently taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

   Deductibility of Executive Compensation

   Special rules limit the deductibility of compensation paid to Sun's Chief Executive Officer and next four most highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to each of these executives may not be deductible to the extent that it exceeds $1 million. However, Sun is able to preserve the deductibility of compensation over $1 million if the conditions of Section 162(m) are met. The 1990 Incentive Plan has been designed to permit it certain stock options granted under the Plan to satisfy the conditions of Section 162(m).

   Participation in the 1990 Incentive Plan

   The grant of options, SARs, Stock Purchase Rights, stock bonus awards and Long-Term Performance Awards under the 1990 Incentive Plan to employees, including the executive officers named in the Summary Compensation Table, is subject to the discretion of the Board. As of the date of this Proxy Statement, there has been no determination by the Board with respect to future awards under the 1990 Incentive Plan. Accordingly, future awards are not determinable. Non-employee Directors are not eligible to participate in the 1990 Incentive Plan. No SARs or Long-Term Performance Awards were granted during the last fiscal year. As of September 12, 2000, the fair market value of Sun's Common Stock was $114.3125 per share, which was the closing sale price reported by The Nasdaq Stock Market. The following table sets forth information with respect to the grant of options to the executive officers named in the Summary Compensation Table, to all current executive officers as a group and to all other employees as a group during the last fiscal year:

                             AMENDED PLAN BENEFITS
                              1990 INCENTIVE PLAN

                                                       Securities    Average
                                                       Underlying    Weighted
                                                        Options   Exercise Price
                                                        Granted      Per Share
                  Name of Individual                       (#)        ($/sh)
                  ------------------                   ---------- --------------
Scott G. McNealy......................................    500,000    $80.0000
 Chairman of the Board of Directors and
 Chief Executive Officer


Edward J. Zander......................................    200,000    $80.0000
 President and Chief Operating Officer

William N. Joy .......................................    100,000    $80.0000
 Co-Founder and Chief Scientist


Michael E. Lehman.....................................    400,000    $42.7188
 Executive Vice President,                                150,000    $80.0000
 Corporate Resources and Chief Financial Officer

Lawrence W. Hambly....................................    100,000    $80.0000
 Executive Vice President, Enterprise Services

All current executive officers as a group.............  3,307,000    $  70.35

All other employees as a group........................ 57,060,409    $  68.96

   Management recommends a vote "FOR" the Amendment to the 1990 Long-Term Equity Incentive Plan.

                                  PROPOSAL IV

                            AMENDMENT TO THE BYLAWS

   Article III, Section 3.2 of Sun's Bylaws, as amended, currently provides that the number of directors shall be a minimum of five (5) and a maximum of nine (9), with the exact number of directors to be fixed from time to time within such range by the Board of Directors or stockholders. The Board of Directors currently consists of eight (8) members. The Board of Directors recommends an amendment to the Bylaws that would change the range of the number of directors to a minimum of six (6) and a maximum of eleven (11).

Text of Proposed Amendment to Bylaws

   If Proposal IV is approved by the stockholders, Article III, Section 3.2 of Sun's Bylaws will be amended in its entirety to read as follows:

   "3.2 NUMBER OF DIRECTORS

   The number of directors of the corporation shall be no less than six (6) or more than eleven (11). The exact number of directors shall be eight (8), until changed, within the limits specified above, by a Bylaw amending this Section 3.2, duly adopted by the board of directors or by the shareholders. The indefinite number of directors may be changed, or a definite number fixed without provision for an indefinite number, by an adopted amendment to this Bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the number or the minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting of the shareholders, or the shares not consenting in the case of action by written consent, are equal to more than sixteen and two-thirds percent (16 2/3%) of the outstanding shares entitled to vote thereon. No amendment may change the stated maximum number of authorized directors to a number greater than two (2) times the stated number of directors minus one (1).

   No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires."

Purpose of the Proposed Amendment

   The Board of Directors believes that this proposed amendment to the Bylaws will enable the Board to take timely advantage of the availability of well-qualified candidates for appointment to the Board, in particular, candidates from outside Sun whose skills and experience will benefit Sun. The Board of Directors has no current plans to increase the size of the Board.

   Management recommends a vote "FOR" the Amendment to the Bylaws.

                 NOTICE OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the consolidated financial statements for the fiscal year ending June 30, 2001. Ernst & Young LLP has served as Sun's independent auditors since 1982. The Board of Directors, in its discretion, may direct appointment of new independent auditors at any time during the year, if the Board of Directors feels that such a change would be in the best interests of Sun and our stockholders. We expect representatives of Ernst & Young LLP to attend the Annual Meeting, have the opportunity to make a statement if they desire to do so, and be available to answer appropriate questions.

                                 OTHER MATTERS

   We do not know of any other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

   If you want us to consider including a proposal in our Proxy Statement for our 2001 Annual Meeting of Stockholders you must deliver a copy of your proposal to Sun's Secretary at our principal executive office at 901 San Antonio Road, Palo Alto, California 94303 no later than June 4, 2001.

   If you intend to present a proposal at Sun's 2001 Annual Meeting, but you do not intend to have it included in our 2001 Proxy Statement, you must deliver a copy of your proposal to Sun's Secretary at our principal executive office listed above no later than August 2, 2001 and no earlier than July 3, 2001. If the date of Sun's 2001 Annual Meeting of Stockholders is more than 30 calendar days before or after the date of our 2000 meeting, your notice of a proposal will be timely if we receive it by the close of business on the tenth day following the day we publicly announce the date of the 2001 meeting. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

Dated: October 2, 2000

                                                                      EXHIBIT A

                           CERTIFICATE OF AMENDMENT
                                    OF THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                            SUN MICROSYSTEMS, INC.

Michael E. Lehman and Michael H. Morris, certify that:

   1. They are the Executive Vice President, Corporate Resources and Chief Financial Officer and Senior Vice President, General Counsel and Secretary, respectively, of Sun Microsystems, Inc., a Delaware corporation (the "Corporation").

   2. That Section (a) of Article 4 of the Restated Certificate of Incorporation of the Corporation now reads:

   "The Corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock". The total number of shares which the Corporation shall have authority to issue is Three Billion Six Hundred Ten Million (3,610,000,000) of which Three Billion Six Hundred Million (3,600,000,000) shall be Common Stock with a par value at $0.00067 per share and Ten Million (10,000,000) shall be Preferred Stock with a par value of $0.001 per share."

   is amended to read as follows:

   "The Corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock". The total number of shares which the Corporation shall have authority to issue is Seven Billion Two Hundred Ten Million (7,210,000,000), of which Seven Billion Two Hundred Million (7,200,000,000) shall be Common Stock with a par value of $0.00067 per share and Ten Million (10,000,000) shall be Preferred Stock with a par value of $0.001 per share."

   3. The foregoing Certificate of Amendment of the Restated Certificate of Incorporation has been duly approved by the Board of Directors.

   4. The foregoing Certificate of Amendment of the Restated Certificate of Incorporation has been duly approved by the required vote of stockholders in accordance with Section 242 of the Delaware Corporations Code. The total number of outstanding shares of Common Stock of the Corporation is 1,609,171,019. No shares of Preferred Stock are outstanding. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding Common Stock.

   We further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in the foregoing Certificate of Amendment are true and correct of our own knowledge.

   IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and the Certificate of Amendment be signed by Michael E. Lehman, Executive Vice President, Corporate Resources and Chief Financial Officer and attested by Michael H. Morris, Senior Vice President, General
Counsel and Secretary this   th day of November, 2000.

                                        SUN MICROSYSTEMS, INC.

                          [Corporate Seal]

                                        Michael E. Lehman

                          ATTEST:

                                        Michael H. Morris

             Map and Driving Directions to Sun's Santa Clara Campus

                                     [MAP]

From San Francisco, going south:

Take 101 South;
Take San Tomas/Montague Expressway exit;
Take Montague Expressway and drive east 0.4 miles;
Turn right on ramp to Lafayette Street;
Drive 0.3 miles and turn right into the Sun's Santa Clara campus.

From San Jose, going north:

Take 101 North;
Take San Tomas/Montague Expressway exit;
Drive Montague Expressway east 0.4 miles;
Turn right on ramp to Lafayette Street;
Drive 0.3 miles and turn right into Sun's Santa Clara campus.

                                                                        APPENDIX

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF


                            SUN MICROSYSTEMS, INC.
                      2000 ANNUAL MEETING OF STOCKHOLDERS

     The undersigned stockholder of Sun Microsystems, Inc., hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 2, 2000, and hereby appoints Scott G. McNealy and Michael H. Morris or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at Sun's 2000 Annual Meeting of Stockholders to be held on Wednesday, November 8, 2000, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present on the following matters. The meeting will begin at 10:00 a.m. (registration will begin at 9:00 a.m.) in the Auditorium at Sun's Santa Clara campus, located at 4030 George Sellon Circle, Santa Clara, California.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION, THE AMENDMENT TO THE 1990 LONG-TERM EQUITY INCENTIVE PLAN, THE AMENDMENT TO THE BYLAWS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

             THE BOARD RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 & 4

1.   ELECTION OF BOARD OF DIRECTORS:

Nominees: Scott G. McNealy; James L. Barksdale; L. John Doerr; Judith L. Estrin; Robert J. Fisher; Robert L. Long; M. Kenneth Oshman; Naomi O. Seligman

FOR  [ ]         AGAINST   [ ]


______________________________________
For all nominees except as noted above



2.  AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION:

Proposal to approve an amendment to Sun's Restated Certificate of Incorporation to increase the number of shares of Common Stock, par value $0.00067 per share, which Sun is authorized to issue, from 3,600,000,000 shares to 7,200,000,000 shares;

FOR  [ ]         AGAINST   [ ]           ABSTAIN   [ ]


3.  AMENDMENT TO THE 1990 LONG-TERM EQUITY INCENTIVE PLAN:

Proposal to approve an amendment to Sun's 1990 Long-Term Equity Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 7,000,000 shares of Common Stock to an aggregate of 282,800,000 shares;

FOR  [ ]         AGAINST   [ ]           ABSTAIN   [ ]


4.   AMENDMENT TO THE BYLAWS:

Proposal to amend Sun's Bylaws to increase the range of the number of Directors of Sun to no less than six (6) nor more than eleven (11), with the exact number to be set by the Board within such range from time to time;

FOR  [ ]         AGAINST   [ ]           ABSTAIN   [ ]


and, in their discretion, upon such other matters which may properly come before the Annual Meeting and any adjournment(s) thereof.

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW.    [ ]

Signature: _________________________  Date __________________________

Signature: _________________________  Date __________________________